    As filed with the Securities and Exchange Commission on March 10, 1999.
                                                      Registration No. 333-70335

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------


                                Amendment No. 1
                                       to

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                                    THQ INC.
             (Exact name of Registrant as specified in its Charter)

            Delaware                                            13-3541686
 (State or other Jurisdiction                                (I.R.S. Employer
of Incorporation or Organization)                         Identification Number)

                          5016 North Parkway Calabasas
                           Calabasas, California 91302
                                 (818) 591-1310
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                 --------------

                                  FRED A. GYSI
                         Vice President -- Finance and
                   Administration and Chief Financial Officer
                                    THQ Inc.
                          5016 North Parkway Calabasas
                           Calabasas, California 91302
                                 (818) 591-1310
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 --------------

                                 with a copy to:
                             KENNETH H. LEVIN, ESQ.
                                 Sidley & Austin
                              555 West Fifth Street
                          Los Angeles, California 90013

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Section 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                 --------------

                         CALCULATION OF REGISTRATION FEE



                                                              PROPOSED MAXIMUM        PROPOSED MAXIMUM
       TITLE OF SHARES                                         AGGREGATE PRICE       AGGREGATE OFFERING           AMOUNT OF
       TO BE REGISTERED         AMOUNT TO BE REGISTERED          PER UNIT(1)              PRICE(1)           REGISTRATION FEE(1)
================================================================================================================================
Common Stock, par value $.01        266,620 shares                 $19.90625             $5,307,404              $1,475.46
per share...................
================================================================================================================================



(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 and was based on the average of the high and low prices of the Common Stock on the NASDAQ National Market on March 5, 1999 as reported by the National Association of Securities Dealers Automated Quotation System. Includes $1,348 previously paid.


        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.





PROSPECTUS


THQ INC.
5016 North Parkway Calabasas
Calabasas, California 91302
(818) 591-1310


                         266,620 SHARES OF COMMON STOCK



     This prospectus relates to the resale, from time to time, by the selling shareholders named in this prospectus of up to 266,620 shares of our common stock. We will not receive any of the proceeds from the sale of the shares sold pursuant to this prospectus. The price to the public for the shares and the proceeds to the selling shareholders will depend upon the market price of such securities when sold.



     SEE "RISK FACTORS" ON PAGE 3 FOR CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY YOU BEFORE YOU INVEST IN OUR COMMON STOCK.


                            ------------------------


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                    This prospectus is dated March   , 1999.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Where You Can Find More Information.........................    2
Cautionary Statement Regarding Forward-looking Statements...    2
Risk Factors................................................    3
The Company.................................................    9
Use of Proceeds.............................................    9
Selling Shareholder.........................................    9
Plan of Distribution........................................   10
Legal Matters...............................................   11
Experts.....................................................   11



WHERE YOU CAN FIND MORE INFORMATION


     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.


     The SEC allows us to "incorporate by reference" the documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The documents incorporated by reference contain important business and financial information about us that is not included in this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and supersede that information. Accordingly, we incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares are sold:


     - Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

     - Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;


     - Current Reports on Form 8-K dated January 6, March 30, May 1, July 27, August 12, September 8, 1998, January 8, 1999 and the Current Report on Form 8-K/A dated March 10, 1999; and


     - The description of the common stock contained in the Registration Statement on Form 8-A filed on September 23, 1991.

     You may request a copy of these filings, at no cost to you, by writing or telephoning us at the following address:

         THQ Inc.
          5016 North Parkway Calabasas
          Calabasas, California 91302
          Attention: Vice President -- Finance and Administration
          (818) 591-1310

     You should rely only on the information provided or incorporated by reference in this prospectus or in any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other that than the date on the front of those documents.


CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS; RISK FACTORS


     Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 define the concept of "forward-looking statements." Our filings with the SEC, our press releases and our other public statements may include, or may incorporate by reference, certain statements that may be deemed "forward-looking statements." This may include all statements relating to our objectives, strategies, plans, inten-tions and expectations. It also may include all statements, other than statements of historical facts, that address actions, events or circumstances that we expect, believe or intend will occur in the future.



     We make no promise to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical results or those implied by the forward-looking statements.


                                  RISK FACTORS

     You should carefully consider the following risk factors before deciding to acquire shares of our common stock:

THE EXPIRATION OF OUR WORLD CHAMPIONSHIP WRESTING LICENSE COULD ADVERSELY AFFECT US.

     Our license to distribute Turner's World Championship Wrestling games is expiring. We are distributing our last two WCW titles in the first quarter of 1999. We have the right to continue distributing our old WCW games and these final titles for only a few more months. Because our WCW games accounted for 39% of our revenues in 1997 and approximately 60% in the first nine months of 1998, this could result in decreased revenues and profits in 1999 and beyond.

     In recognition of the importance of wrestling games to our company, we have secured another major wrestling license. In partnership with JAKKS Pacific, Inc., we have an exclusive, long-term license agreement with Titan Sports, Inc. to publish titles based on the World Wrestling Federation franchise on all hardware platforms. This license permits us to release our first WWF game after November 16, 1999.

     The following factors may cause our revenues and profits from our WWF games to be less than those that have been generated by our WCW games:

        - The license fees payable under the WWF license are higher than those that were payable under the WCW license.

        - We must share 50-50 any profits from the WWF games with our joint venture partner, JAKKS Pacific.

        - The revenues generated by the WWF games may not be reflected in our consolidated net sales and the expenses of the joint venture may not be included in our consolidated operating expenses. We are continuing to discuss with JAKKS the appropriate accounting treatment for the joint venture and its impact on each of us.

        - Our WWF games may not attain the success in the marketplace attained by our WCW games.

WE MUST CONTINUE TO DEVELOP AND SELL NEW TITLES IN ORDER TO REMAIN PROFITABLE.

     Our historical profitability has directly resulted from our ability to timely develop and sell successful new titles for use on various platforms. We cannot assure you that we will be able to secure the rights to new titles at a rate that will maintain our current development and release schedule, that we will be able to release new titles by the dates we have scheduled, or that all of our scheduled titles will ever be released. If the revenues from our new titles fail to replace declining revenues from existing titles, our revenues and profits would be materially and adversely affected.

     While we develop a limited number of games for which no license is required, the development of most of our new games is dependent upon our ability to identify and license desirable properties. Examples of properties that we seek to license are entertainment projects, such as movies, television programs and arcade games; sports and entertainment personalities; and popular sports, fads or concepts that have high public visibility or recognition or that reflect the trends of popular culture.

     Consumer preferences for games are difficult to predict, and even the most successful titles remain popular for only limited periods of time, often less than six months. The life cycle of a game generally consists of a relatively high level of sales during the first few months after introduction, followed by a decline in sales. Accordingly, substantially all of our net sales for a particular year are generated by titles released in that year and in the latter part of the prior year. In some instances, a sales decline may also be accompanied by decreasing sales prices, which may result in credits or allowances to our customers.

     In addition, the development cycle for new titles is long, typically ranging from nine to 24 months. In order to distribute a product, we must develop the necessary game software, obtain approval from the manufacturer and produce the initial order of cartridges or CD-ROMs. During the development cycle, the market appeal of a title may decline.

CUSTOMER ACCOMMODATIONS OR UNSALEABLE INVENTORY COULD ADVERSELY AFFECT OUR EARNINGS.

     We sometimes negotiate accommodations to retailers or distributors when demand for specific games falls below expectations, in order to maintain our relationships with our customers. These accommodations include our not requiring that all booked orders be filled or that all shipped orders be accepted. We also negotiate price discounts, credits against future orders and the return of products with our customers.

     Although we believe that the reserves that we have established for customer accommodations are adequate, there is the possibility that actual customer accommodations could exceed our reserves. The effect of this would be a reduction in our earnings. We cannot predict the amount or nature of accommodations that will be provided to our customers in future periods.

     We have established reserves for slow-moving or obsolete inventory. An unsuccessful title would require that we increase the reserve for that title or that we write down the inventory for that title to its estimated net realizable value. We work to minimize this risk by communicating frequently with our customers and by attempting to accurately forecast retailer and consumer demand for each of our titles. However, this can be often difficult to accomplish, especially for games for the Nintendo platforms, since there is a 30 to 60-day manufacturing cycle for these cartridge-based products.

OVER 80% OF OUR SALES ARE MADE TO OUR TEN LARGEST CUSTOMERS. WE COULD BE ADVERSELY AFFECTED IF ANY OF THEM REDUCED OR TERMINATED THEIR PURCHASES FROM US OR DID NOT PAY THEIR OBLIGATIONS TO US.

     Sales to our ten largest customers collectively accounted for approximately 54% of our gross sales in 1996, 67% of our gross sales in 1997 and 80% of our gross sales in the first nine months of 1998. Our largest single customer is Wal-Mart. Wal-Mart accounted for 21% of our sales for the first nine months of 1998, as compared to 10% in 1997, and this percentage may increase in the future.

     We have no written agreements or other understandings with any of our customers that relates to future purchases, so purchases by these customers or any others could be reduced or terminated at any time. A substantial reduction or a termination of purchases by any of our largest customers would have a material adverse effect on us.

     Our sales are typically made on credit, with terms that vary depending upon the customer and other factors. Normally we do not hold any collateral to secure payment by our customers, and currently we do not factor any of our receivables. While we attempt to carefully monitor the creditworthiness of our customers and distributors, we bear the risk of their inability to pay our receivables and of any delay in payment. A business failure by any of our largest customers would have a material adverse effect on us, as could a business failure by any of our distributors or other retailers.

THE DEVELOPMENT AND MARKETING OF PC TITLES DIFFER FROM CONSOLE TITLES AND ENTAIL ADDITIONAL RISKS.

     We have less experience developing and marketing PC titles than games for consoles. The development and marketing of PC games subjects us to some different risks than those we encounter in connection with console games. These risks include the ability to accurately predict which titles have appeal to the purchasers of games for PC's, greater reliance on distributors in order to obtain retail distribution, and higher retailer returns experienced for PC games. We cannot assure you that we will be able to successfully develop and market titles for the PC market.

WE CANNOT PUBLISH OR MANUFACTURE TITLES WITHOUT MANUFACTURERS' APPROVAL. OUR ABILITY TO CONTINUE TO DEVELOP AND MARKET SUCCESSFUL CONSOLE TITLES IS DEPENDENT ON THE MANUFACTURERS CONTINUING TO DO BUSINESS WITH US.

     We are wholly dependent on the manufacturers and our non-exclusive licenses with them, both for the right to publish titles for their platforms and for the manufacture of our products for their platforms. Our platform licenses for the PlayStation and Nintendo 64 require that we obtain approval for the publication of new games on a title-by-title basis. As a result, the number of titles we are able to publish for these platforms, and thus our revenues from titles for these platforms, may be limited.

     We currently have good relationships with both of the manufacturers. However, should either of the manufacturers choose not to renew or extend our license agreement at the end of its current term, or if either were to terminate our license for any reason, we would be unable to publish additional titles for that manufacturer's platform.

     Each of the manufacturers is the sole source for the fabrication of the products we publish for that manufacturer's platforms. Each platform license provides that the manufacturer may raise prices for products at any time, and include other provisions that give the manufacturer substantial control over our release of new titles.

     Since each of the manufacturers is also a publisher of games for its own platforms, and also manufactures products for all of its other licensees, a manufacturer may give priority to its own products or those of other publishers in the event of insufficient manufacturing capacity. We could be materially and adversely affected by unanticipated delays in the delivery of products.

IF WE NEEDED TO WRITE OFF PREPAID ROYALTIES OR CAPITALIZED DEVELOPMENT COSTS IN EXCESS OF THE AMOUNTS WE HAVE RESERVED, OUR RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

     We typically enter into agreements with licensors of properties and developers of titles that require advance payments of royalties and/or guaranteed minimum royalty payments. We cannot assure you that the sales of products for which such royalties are paid will be sufficient to cover the amount of these required royalty payments.


     We capitalize our advances to developers on our balance sheet as a part of "prepaid royalties." For each PC title, we are required by generally accepted accounting principles to capitalize internal software development costs that are incurred after the establishment of technological feasibility of the title. However, to date, we have not capitalized a material amount of these costs. In addition, we have not incurred material internal development costs for PlayStation or Nintendo 64 titles.


     We analyze all of our capitalized costs quarterly, and we take write-offs when, based on our estimates, future revenues will not be sufficient to recover our investment.

THE COMPUTER SYSTEMS OF COMPANIES WITH WHOM WE DO BUSINESS MAY NOT BE YEAR 2000 COMPLIANT.

     We are in the process of communicating with others with whom we do significant business, including our major retail accounts and certain providers of product distribution information services, to determine their year 2000 compliance and the extent to which we are vulnerable to any third party year 2000 issues. We cannot guarantee that the systems of other companies on which our systems rely will be timely converted. A failure to convert by another company, or a conversion that is incompatible with our systems, could have a material adverse effect on us.

WE HAVE RECENTLY EXPANDED OUR FOREIGN DISTRIBUTION ACTIVITIES THROUGH THE ACQUISITION OF RUSHWARE. INCREASED DISTRIBUTION ACTIVITIES AND FOREIGN OPERATIONS SUBJECTS US TO CERTAIN RISKS.

     In December 1998, we acquired Rushware Microhandelsgesellschaft mbH and its subsidiaries, Softgold Computerspiele GmbH and ABC Spielspass GmbH. Rushware is a leading German distributor of interactive entertainment software for PC's, and will serve as our distributor and publisher in Germany and other German-speaking countries. We believe this acquisition will significantly increase both the proportion of our business that consists of the distribution of products published by other companies and the proportion of our foreign sales that are made in German-speaking countries.

     The increase in our distribution activities and foreign operations subject us the following risks, and may entail other risks:

        - The distribution business generally operates on lower gross margins than the publishing business, and thus may require a greater level of sales in order to cover overhead.

        - We will have to maintain inventories of other company's products.


     Rushware has a license for the exclusive right to continue distributing, through August 1, 2000, the PC and PlayStation products developed and published by LucasArts in German-speaking Europe. This license also grants us non-exclusive distribution rights in the Netherlands and Dutch-speaking Belgium.


     Rushware's license agreement with LucasArts has contributed a substantial portion of Rushware's sales in the past and is expected to do so again in 1999. The termination or non-renewal of Rushware's license agreement with LucasArts would have a material effect on Rushware's sales and profitability.

     As a result of this acquisition and our other efforts to increase our foreign sales, we expect that foreign sales will account for a greater portion of our net sales in 1999 and future periods. Foreign sales are subject to inherent risks, including unexpected changes in regulatory requirements, tariffs and other barriers, difficulties in staffing and managing foreign operations, and possible difficulties collecting foreign accounts receivable. These factors or others could have an adverse effect on our future foreign sales or the profits generated from these sales.

     Sales generated by Rushware will generally be denominated in Deutsche marks or European Currency Units ("euros"). To the extent our foreign sales increase and are not denominated in U.S. dollars, our sales and profits could be materially and adversely affected by foreign currency fluctuations.

OUR REVENUES FLUCTUATE DUE TO SEASONAL DEMAND AND THE NATURE OF THE INTERACTIVE ENTERTAINMENT BUSINESS.

     We have experienced, and may continue to experience, significant quarterly fluctuations in net sales and operating results. The interactive entertainment market is highly seasonal, with sales typically significantly higher during the fourth quarter, due primarily to the increased demand for games during the year-end holiday buying season. Other factors that cause fluctuations include:

        - the timing of our release of new titles;

        - the popularity of both new titles and titles released in prior periods;

        - changes in the mix of titles with varying profit margins;

        - the timing of customer orders;

        - the timing of shipments by the manufacturers;

        - fluctuations in the size and rate of growth of consumer demand for titles for different platforms; and

        - the timing of the introduction of new platforms and the accuracy of retailers' forecasts of consumer demand.

     We may not be able to maintain consistent profitability on a quarterly or annual basis.

THE INTERACTIVE ENTERTAINMENT INDUSTRY GENERATES SIGNIFICANT COMPETITION FOR EMPLOYEES. WE MUST ATTRACT AND RETAIN KEY EMPLOYEES TO IMPLEMENT OUR BUSINESS STRATEGY.


     We rely to a substantial extent on the management, marketing, sales, technical and software development skills of a limited number of employees to formulate and implement our business plan, including the development of our titles. Our success depends upon, to a significant extent, our ability to attract and retain key personnel. Competition for employees can be intense and the process of locating key personnel with the right combination of skills is often lengthy. The loss of services of key personnel could have a material adverse effect on us. The only officers with whom we have employment agreements are Brian J. Farrell, our President and Chief Executive Officer, and C. Noah Davis, our Chief Technology Officer.


     OUR FAILURE TO TIMELY DEVELOP TITLES FOR NEW PLATFORMS THAT ACHIEVE SIGNIFICANT MARKET ACCEPTANCE, OR TO MAINTAIN NET SALES THAT ARE COMMENSURATE WITH PRODUCT DEVELOPMENT COSTS, WOULD HAVE A MATERIAL ADVERSE EFFECT ON US.

     The interactive entertainment industry has experienced periods of significant growth in consumer interest, followed by periods in which growth has substantially declined. Our sales are dependent, among other factors, on the popularity and unit sales of game consoles generally, as well as the relative popularity and unit sales of the platforms of the various manufacturers. The popularity of the consoles marketed by the manufacturers has experienced wide fluctuations. Unexpected declines in the popularity of a particular platform can be expected to have a material adverse effect on consumer demand for titles released or scheduled for release for that platform.

     The interactive entertainment industry is characterized by rapid technological change. As a result, we must continually anticipate and adapt our offerings to emerging platforms and evolving consumer preferences. The development of titles for new platforms requires substantial investment. Generally, these development efforts must occur well in advance of the release of new platforms in order to introduce titles on a timely basis following the release of such platforms. The development and marketing of titles for new platforms may require greater financial and technical resources than have prior development and marketing efforts.

     The new platforms for which we develop titles may not achieve market acceptance. Our development efforts with respect to such new platforms may not lead to marketable titles or titles that generate sufficient revenues to recover their development and marketing costs. This risk can be expected to increase in the future, as continuing increases in development costs require corresponding increases in net sales in order for us to maintain profitability.

     The introduction of new platforms and technologies can render existing games obsolete and unmarketable. More commonly, as more advanced platforms are introduced, consumer demand for titles for older platforms diminishes. We cannot assure you that, as a result of such reduced consumer demand for titles on older platforms, our titles for such platforms will generate sufficient sales to make such titles profitable.

     A number of our competitors have developed or are currently developing games for use by consumers over the Internet. We have not released any of our titles for play over the Internet. While we believe that the market for these games has not had a material effect on the sales of our products, future increases in the availability of such games or technological advances in these games or the Internet could result in a decline in platform-based games and thus have a material adverse effect on us.

WE COULD BE ADVERSELY AFFECTED BY THE UNAUTHORIZED COPYING OF OUR GAMES.

     As a result of the proprietary rights of the manufacturers and the efforts taken by the manufacturers to protect their rights, we do not believe that there is a material amount of unauthorized copying of our products. However, unauthorized production occurs in the computer software industry generally, and were a significant amount of unauthorized production of our CD-ROM products for PC's to occur, we could be materially and adversely affected.

THE INTERACTIVE ENTERTAINMENT INDUSTRY IS CONSOLIDATING. IN MAKING ACQUISITIONS, WE FACE SIGNIFICANT COMPETITION FROM OTHER COMPANIES WITH GREATER FINANCIAL RESOURCES.

     Consistent with our strategy to enhance our distribution and product development capabilities, we intend to continue to pursue acquisitions of companies, intellectual property rights and other assets that can be acquired on acceptable terms and which we believe can be operated or exploited profitably.

     As the interactive entertainment industry continues to consolidate, we face significant competition in making acquisitions, which may constrain our ability to complete suitable transactions. This is particularly of concern for us because many of our competitors for potential acquisitions, such as Microsoft Corporation and Hasbro Inc., have significant financial and other resources.

WE MUST CONFRONT OTHER CONSEQUENCES OF THE INTENSE COMPETITION IN OUR INDUSTRY.

     The interactive entertainment industry is intensely competitive. Significant elements of this competition include the following:

        - We compete, for both licenses to properties and the sale of games, with the manufacturers. Each of the manufacturers is the largest developer and marketer of titles for its platforms. As a result of their commanding positions in the industry, the manufacturers generally have better bargaining positions with respect to retail pricing, shelf space and retailer accommodations than do any of their licensees, including us.

        - Some of our other competitors have greater name recognition among consumers and licensors of properties; a broader product line; or greater financial, marketing and other resources than us. Accordingly, these competitors may be able to market their products more effectively or make larger offers or guarantees in connection with the acquisition of licensed properties.

        - We believe that large toy companies and large software companies are increasing their focus on the interactive entertainment market, which might result in greater competition for us. In addition, many of our competitors are developing on-line interactive games and interactive networks that will be competitive with our interactive products.

     Competitive pressures could have the following effects on us:

        - As competition for popular properties increases, our cost of acquiring licenses for such properties may increase, resulting in reduced margins.

        - As competition for retail shelf space becomes more intense, we may need to increase our marketing expenditures to maintain sales of our games.

        - We could be required to reduce the wholesale unit prices of our games.

                                  THE COMPANY


     We develop, publish and distribute interactive entertainment software for the leading hardware platforms in the home video game market. We currently publish titles for Sony's PlayStation, Nintendo 64, Nintendo Game Boy and Game Boy Color, and PC's in most software genres, including action, adventure, driving, fighting, puzzle, role playing, simulation, sports and strategy. Our customers include Wal-Mart, Toys "R" Us, Kay Bee Toys, Target, Electronics Boutique, Best Buy and other national and regional retailers, discount store chains and specialty retailers.



     Our titles are developed both internally and under contract with independent developers, and are typically based on properties licensed from third parties. We continually seek to identify and develop titles based on entertainment projects, sports and entertainment personalities, or popular sports, trends or concepts that have high public visibility or recognition or that reflect the trends of popular culture. Other than titles that we may release on CD-ROM for use on PC's, all of our products consist of cartridges and CD-ROMs manufactured for us by Nintendo and Sony.


                                USE OF PROCEEDS


     We will not receive any of the proceeds from the sale of the shares offered pursuant to this prospectus. All of such proceeds will be received by the selling shareholders.


                              SELLING SHAREHOLDER


     The following table sets forth the selling shareholders' beneficial ownership of the shares offered pursuant to this prospectus.



     For each selling shareholder other than Funsoft Holding GmbH, the shares being offered consist of shares that are issuable to such selling shareholder upon exercise of a warrant. The exercise price of these warrants is $24.135. The warrants were issued to such selling shareholders in settlement of litigation.



     The shares being offered by each of the selling shareholders constitutes less than one percent of the aggregate number of shares of common stock outstanding as of the date of this prospectus. The table assumes that all of the shares being offered will be sold by each selling shareholder.



                                                           SHARES
                                                        BENEFICIALLY                    SHARES BENEFICIALLY
                                                       OWNED PRIOR TO      SHARES           OWNED AFTER
             NAME OF SELLING SHAREHOLDER                  OFFERING      BEING OFFERED      THE OFFERING
             ---------------------------               --------------   -------------   -------------------
Funsoft Holding GmbH(1)..............................     166,620          166,620               0
Millennium Partners, L.P.(2).........................      66,667           66,667               0
Michael B. Solovay...................................       5,130            5,130               0
Richard A. Edlin.....................................       5,130            5,130               0
Wayne Lehrhaupt......................................       5,130            5,130               0
Jon Eiseman..........................................       5,130            5,130               0
Peter Kakoyiannis....................................       5,130            5,130               0
Stephen Weinstein....................................       2,553            2,553               0
Eric Levine..........................................       5,130            5,130               0


---------------

(1) Funsoft Holding GmbH acquired the shares on December 2, 1998, in connection with the acquisition by us of Rushware Microhandelsgesellschaft mbH and its two subsidiaries from Funsoft. The issued share capital of Funsoft is held as follows:

        - 37% by John Menzies plc, through its indirect, wholly owned subsidiary, John Menzies Holding GmbH;



        - 33.45% by Thomas Matzen;



        - 18.9% by Hans Rabe; and



        - 10.65% by Jurgen Goeldner.



    This prospectus also covers the sale of the shares by each of these persons in the event that Funsoft makes a distribution of the shares to any of them.



(2) Israel Englander is the Managing Member of Millennium Management LLC, the general partner of Millennium Partners, L.P. Accordingly, Israel Englander is deemed to control this selling shareholder for purposes of the Securities Exchange Act of 1934 and thus is a beneficial owner of these shares.


                              PLAN OF DISTRIBUTION


     The selling shareholders may offer the shares at various times in one or both of the following transactions:



     - through brokers or dealers, acting as principal or agent, in transactions on the NASDAQ National Market or on stock exchanges in ordinary brokerage transactions, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or otherwise; and/or


     - directly, or indirectly through brokers or agents, in private sales at negotiated prices.

     This prospectus may be supplemented or amended from time to time to describe a specific plan of distribution.


     In connection with the distribution of the shares or otherwise, the selling shareholders may:



     - enter into hedging transactions with broker-dealers or other financial institutions; in connection with such transactions, broker-dealers or other financial institutions may engage in short sales of common stock in the course of hedging the positions they assume with a selling shareholder;


     - sell common stock short and redeliver the shares to close out such short positions; and/or


     - enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of the shares. Those broker-dealers or other financial institutions may resell the shares pursuant to this prospectus, as supplemented or amended to reflect such transaction.



     The selling shareholders may from time to time transfer shares to a donee, successor or other person other than for value, and such transfers will not be made pursuant to this prospectus. To the extent permitted by applicable law, this prospectus covers sales by such transferee. We may in our discretion supplement or amend this prospectus to include such transferee as an additional named selling shareholder.



     In effecting sales of the shares, brokers or dealers engaged by a selling shareholder may arrange for other brokers or dealers to participate. Brokers or dealers may receive compensation in the form of commissions or discounts from a selling shareholder and may receive a commission from the purchasers of the shares for whom such broker-dealers may act as agents, all in amounts to be negotiated.



     The selling shareholders and all dealers or agents, if any, who participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. Any profit on the sale of such shares by such shareholder, and all discounts, commissions or concessions received by such dealers or agents, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.



     Upon being notified by a selling shareholder that any agreement or arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering or secondary distribution or a purchase by a broker-dealer, to the extent required by applicable law we will distribute a supplement to this prospectus.



     Shares that qualify for sale pursuant to Rule 144 of the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus.



     We have agreed to bear the expenses of registration of the shares and other costs and expenses incurred by the selling shareholders in connection with the sale of the shares. However, we will not pay any discounts, commissions or fees of selling brokers or similar securities industry professionals and any fees and expenses of counsel and accountants for the selling shareholders.


                                 LEGAL MATTERS


     Certain legal matters with respect to the validity of the shares have been passed upon for us by Sidley & Austin, Los Angeles, California. Attorneys at Sidley & Austin participating in matters for us own approximately 22,750 shares of our common stock.


                                    EXPERTS

     The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report thereon, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

               The following table sets forth an itemized statement of all fees and expenses in connection with the distribution of the securities being registered pursuant to this Registration Statement, all of which fees and expenses will be paid by the Registrant:


       Securities and Exchange Commission registration fee.....         $ 1,348
       Accountants' fees and expenses..........................         $15,000
       Legal fees and expenses.................................         $25,000
       Miscellaneous...........................................         $ 2,000
            Total..............................................         $53,348


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

               Under the Delaware General Corporation Law, directors and officers, as well as other employees or persons, may be indemnified against judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, i.e., a "derivative action"), and against expenses (including attorney's fees) in any action (including a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. However, in the case of a derivative action, a person cannot be indemnified for expenses in respect of any matter as to which the person is adjudged to be liable to the corporation unless and to the extent a court determines that such person is fairly and reasonably entitled to indemnity for such expenses.

               Delaware law also provides that, to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action or matter, the corporation must indemnify such party against expenses (including attorneys' fees) actually and reasonably incurred by such party in connection therewith.

               Expenses incurred by a director or officer in defending any action may be paid by a Delaware corporation in advance of the final disposition of the action upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such party is not entitled to be indemnified by the corporation.

               The Delaware General Corporation Law provides that the indemnification and advancement of expenses provided thereby are not exclusive of any other rights granted by bylaws, agreements or otherwise, and provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person, whether or not the corporation would have the power to indemnify such person under Delaware law.

               Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

               Brian J. Farrell, the President and Chief Executive Officer and a director of the Company, has entered into an employment agreement with the Company pursuant to which the Company has agreed to indemnify Mr. Farrell for losses, liabilities, damages and expenses incurred as a result of his acting on behalf of the Company, subject to certain conditions and limitations.


ITEM 16.  EXHIBITS

        The following exhibits are filed herewith:


Exhibit
Number                Description
-------               -----------
2*                    Purchase Agreement among THQ Inc., Funsoft Holding GmbH,
                      John Menzies Holdings GmbH, Thomas Matzen, Hans Rabe and
                      Jurgen Goeldner.

5                     Opinion of Sidley & Austin.

23.1                  Consent of Deloitte & Touche LLP.

23.2                  Consent of Sidley & Austin (included in Exhibit 5).

24*                   Power of Attorney (set forth on the signature page hereto).

-------------------
* Previously filed.



ITEM 17.  UNDERTAKINGS

        (a) The undersigned Registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (b) The undersigned Registrant hereby further undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                   (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230-424(b) of 17 C.F.R.) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;


provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) The undersigned Registrant further undertakes that:

            (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

            (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


               Pursuant to the requirements of the Securities Act, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas, State of California on the 9th day of March, 1999.



                                          THQ Inc.

                                          By:  /s/ Brian J. Farrell
                                              ----------------------------------
                                               Brian J. Farrell
                                               Chairman of the Board and Chief
                                               Executive Officer






               Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment has been signed by the following persons in the capacities and on the date indicated.




Signature                     Title                                   Date
---------                     -----                                   ----

/s/ Brian J. Farrell          Director, Chief Executive Officer       March 9, 1999
--------------------------    and President (Principal Executive
Brian J. Farrell              Officer)



/s/         *                 Director                                March 9, 1999
--------------------------
Lawrence Burstein

Signature                     Title                                   Date
---------                     -----                                   ----
             *                Director                                March 9, 1999
--------------------------
Bruce Jagid


             *                Director                                March 9, 1999
--------------------------
Jeffrey C. Lapin


             *                Director                                March 9, 1999
--------------------------
L. Michael Haller

             *                Director                                March 9, 1999
--------------------------
James L. Whims


/s/ Fred A. Gysi              Chief Financial Officer, Vice
--------------------------    President - Finance and
Fred A. Gysi                  Administration and Secretary
                              (Principal Financial Officer and
                              Principal Accounting Officer)



*By:  /s/ Fred A. Gysi
     ----------------------
          Fred A. Gysi
        Attorney-in-Fact

                                INDEX TO EXHIBITS




EXHIBIT
NUMBER        EXHIBIT DESCRIPTION                                     SEQUENTIAL PAGE NUMBER
------        -------------------                                     ----------------------
2*            Purchase Agreement among THQ Inc., Funsoft Holding GmbH,             *
              John Menzies Holdings GmbH, Thomas Matzen, Hans Rabe
              and Jurgen Goeldner.

5             Opinion of Sidley & Austin.                                          *

23.1          Consent of Deloitte & Touche LLP.

23.2          Consent of Sidley & Austin (included in Exhibit 5).                  *

24*           Power of Attorney (set forth on signature page hereto)               *




--------------
*  Previously Filed